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                             SALE-PURCHASE AGREEMENT


                                     between


                SOUTH MIDDLESEX INDUSTRIAL PARK ASSOCIATES, L.P.
                         AND SM MONROE ASSOCIATES, L.P.
                              Collectively, Seller


                                       and


                            COPT ACQUISITIONS, INC.,
                                    Purchaser


                           Dated as of August 20, 1998


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


                                TABLE OF CONTENTS



                                                                            Page


1.    Sale of Premises ........................................................2

2.    Purchase Price ..........................................................4

3.    Apportionments ..........................................................6

4.    Due Diligence Period and Closing Date ..................................15

5.    Permitted Encumbrances .................................................18

6.    Title ..................................................................18

7.    Violations .............................................................24

8.    Representations and Warranties .........................................27

9.    Transfer Taxes .........................................................35

10.   Conditions Precedent to Closing ........................................36

11.   Documents to be Delivered by Seller at Closing .........................39

12.   Documents to be Delivered by Purchaser at Closing ......................44

13.   Operation of the Premises prior to the Closing Date ....................46

14.   As Is ..................................................................53

15.   Broker .................................................................58

16.   Casualty; Condemnation .................................................59

17.   Remedies ...............................................................62

18.   Purchaser's Access to the Premises .....................................63

19.   [Intentionally Deleted] ................................................67

20.   [Intentionally Deleted] ................................................67

21.   Assignment .............................................................67

22.   Access to Records ......................................................67

23.   Notices ................................................................69

24.   Property Information and Confidentiality ...............................71




25.   Miscellaneous ..........................................................74

26.   ISRA ...................................................................79

27.   Easements, Rights of Way, Etc. .........................................80


                                LIST OF SCHEDULES



Schedules


1        Description of the Land

2        Certain Included Property

2A       Excluded Property

3        Permitted Encumbrances

4        Leases

5        Rent Roll

6        Pending Actions

7        Intangible Property

8        Insurance Policies

9        Pending Construction Matters



                                LIST OF EXHIBITS



Exhibits


A        Deed

B        Assignment and Assumption of Leases and Security
         Deposits

C        Assignment and Assumption of Licenses and
         Acceptable Agreements

D        Assignment and Assumption of Intangible Property

E        Bill of Sale

F        Notice to Tenants

G        Tenant Estoppel Certificate

H        Non-Foreign Affidavit Under Internal Revenue Code
         Section 1445(b)(2)

I        Escrow Agent Joinder



     SALE-PURCHASE AGREEMENT (this "Agreement"), dated as of the 20th day of August, 1998, by and between South Middlesex Industrial Park Associates, L.P., a New Jersey limited partnership ("SMIPA")and SM Monroe Associates, L.P., a New Jersey limited partnership ("SMMA"), both having an office at c/o The Taylor Simpson Group, One Rockefeller Plaza, New York, New York 10020 (SMIPA and SMMA are, collectively, "Seller"), and COPT ACQUISITIONS, INC., a Delaware corporation, having an office at c/o Corporate Office Properties Trust, One Logan Square, Suite 1105, Philadelphia, Pennsylvania 19103 ("Purchaser").

                               W I T N E S S E T H

     WHEREAS, Seller is the owner of the Premises (as defined in Section 1(a)) known as 1 South Middlesex Avenue, 21 Commerce Drive and 40 Commerce Drive (collectively, the "Warehouse Properties"), 19 Commerce Drive and 47 Commerce Drive (collectively, the "Flex Properties") and 2 Centre Drive, 3 Centre Drive, 7 Centre Drive, 8 Centre Drive, 101 Interchange Plaza and 104 Interchange Plaza (collectively, the "Office Properties"; the Warehouse Properties, the Flex Properties and the Office Properties are each "Individual Properties") which properties are collectively known as CenterPoint at 8A located in Middlesex County, New Jersey;

     WHEREAS, Purchaser has executed and delivered to Seller a letter of intent (the "Letter of Intent") to purchase the Premises as provided in that certain Confidential Offering Memorandum prepared by Secured Capital Corp. in connection with the offering of the Premises for sale by Seller (the "Confidential Offering Memorandum");

     WHEREAS, subject to the terms of the Confidential Offering Memorandum, Purchaser has been selected as the prospective purchaser of the Premises; and

     WHEREAS, Seller and Purchaser now desire to enter into an agreement whereby, subject to the terms and conditions contained herein, Seller shall sell the Premises to Purchaser and Purchaser shall purchase the Premises from Seller.

     NOW, THEREFORE, in consideration of ten ($10.00) dollars and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

     1. Sale of Premises

     (a) Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement, all those certain plots, pieces and parcels of land located in the Townships of South Brunswick and Monroe, County of Middlesex and State of New Jersey, as more particularly described in Schedule "1" annexed hereto and made a part hereof (the "Land"), together with (i) all buildings and other improvements situated on the Land

(collectively, the "Buildings"), (ii) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of Seller pertaining to the Land and the Buildings, (iii) all right, title and interest of Seller in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the Land or the Buildings, or used in connection therewith including, without limitation, the items of personal property described in Schedule "2" annexed hereto and made a part hereof (collectively, the "Personal Property"), (iv) all oil, gas and mineral rights of Seller, if any, in and to the Land, (v) all right, title and interest of Seller, if any, in and to the trade names of the Buildings, and (vi) all right, title and interest of Seller, if any, in and to all strips and gores, all alleys adjoining the Land, and the land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land to the center line thereof, and all right, title and interest of Seller, if any, in and to any award made or to be made in lieu thereof and in and to any unpaid award for any taking by condemnation or any damages to the Land or the Buildings by reason of a change of grade of any street, road or avenue (the Land, together with all of the foregoing items listed in clauses (i)-(vi) above being hereinafter sometimes collectively referred to as the "Premises").

     (b) Specifically excluded from the Premises and this sale are all items of personal property not described in

Section 1(a) and the items described in Schedule "2A" annexed hereto and made a part hereof.

     (c) Seller and Purchaser agree that, for purposes of execution and delivery of this Agreement, Schedule "1" includes only a list of the street addresses of the buildings comprising the Premises and not metes and bounds descriptions of the Land on which such buildings are situated. Such street addresses correspond to the eleven Individual Properties as described in the Confidential Offering Memorandum. It is the intention of the parties that the Deed (as defined in Section 11(a)) shall include metes and bounds descriptions of the Land, which descriptions the parties intend to have read from new or updated surveys of the Land. Notwithstanding the foregoing, in no event shall Seller be obligated to convey any land or other property (real or personal) to which it does not as of the date hereof own an undivided fee title interest.

     2. Purchase Price

     The purchase price to be paid by Purchaser to Seller for the Premises (the "Purchase Price") is FORTY SEVEN MILLION EIGHT HUNDRED THOUSAND AND 00/100 ($47,800,000.00) DOLLARS payable as follows:

     (a) ONE MILLION AND 00/100 ($1,000,000) DOLLARS (the "Downpayment"), within two (2) business days after the execution and delivery of this Agreement by and between Seller and Purchaser, by delivery to the Title
Company (as
defined in Section 6(a)(i) below)(the Title Company, in its capacity as escrow agent hereunder, is hereinafter referred to as the "Escrow Agent"), by a bank wire transfer, intrabank transfer, or other electronic transfer of immediately available funds to an account designated by Escrow Agent. Purchaser shall cause Escrow Agent to send Seller written notice via telecopier confirming receipt of the Downpayment. If the Downpayment is not paid by Purchaser to the Escrow Agent and such notice is not received by Seller within two (2) business days after the execution and delivery of this Agreement, Seller may terminate this Agreement effective upon the sending of notice to Purchaser by telecopier (notwithstanding the notice provisions of Section 23) or as otherwise provided in Section 23, whereupon (if Purchaser shall have delivered the Downpayment to Escrow Agent) the Downpayment shall be returned to Purchaser. The Downpayment (which term, for purposes hereof, includes all interest accrued thereon, if any) shall be held by Escrow Agent in accordance with the terms of the Escrow Joinder among Seller, Purchaser and Escrow Agent, a copy of which is annexed hereto as Exhibit "I", in an interest bearing account or money market fund in Jefferson Bank, Philadelphia, Pennsylvania in which the principal balance does not fluctuate in value, it being expressly understood that Purchaser shall be solely responsible to replace promptly any portion of such principal which is reduced due to investment loss or otherwise (which obligation shall survive termination of this Agreement). If the Closing (as defined in Section 4(b)) shall occur, Seller shall be entitled to receive the Downpayment and all interest accrued thereon, if any, and such interest shall be credited against the portion of the Purchase Price payable pursuant to Section 2(b); and

     (b) The balance of the Purchase Price at the Closing by delivery to Seller of a good, unendorsed certified or official bank check, subject to collection, payable to the order of Seller or to such other party or parties as may be designated by Seller, and drawn on a Clearing House Bank, or at Seller's election, by bank wire transfer of immediately available funds to Seller's account or to the account or accounts of such other party or parties as may be designated by Seller in writing to Purchaser at least two (2) business days before the Closing Date (as defined in Section 4(b)).

     3. Apportionments

     (a) The following shall be apportioned between Seller and Purchaser at the Closing as of 11:59 p.m. of the day preceding the Closing Date:

          (i) prepaid rents and Additional Rents (as defined in Section 3(c)(ii)) and other amounts payable by tenants, if, as and when received;

          (ii) real estate taxes, water charges, and sewer rents on the basis of the fiscal years, respectively, for which same have been assessed (net of any interest, penalties or late charges with respect thereto, which shall be borne by Seller);

          (iii) fees for licenses which are transferred to Purchaser at the Closing and annual permit and inspection fees;

          (iv) utilities, including, without limitation, telephone, steam, water, electricity, gas, fire main on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the next bills are available, or if current meter readings are available, on the basis of such readings;

          (v) Seller's share, if any, of all revenues from the operation of the Premises other than rents and Additional Rents (including, without limitation, parking charges, and telephone booth and vending machine revenues), if, as and when received;

          (vi) payments on account of office park maintenance for which tenants are not obligated to pay pursuant to their Leases (as defined herein);

          (vii) such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Premises in the County of Middlesex, and State of New Jersey.

     (b) If the Closing shall occur before a new real estate tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding fiscal year applied to latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed and any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected and the proper party reimbursed, which obligations shall survive the Closing in accordance with Section 3(f).

     (c) (i) If on the Closing Date any tenant is in arrears in the payment of rent or has not paid the rent payable by it for the month in which the Closing occurs (whether or not it is in arrears for such month on the Closing
Date), any rents received by Purchaser or Seller from such tenant after the Closing shall be applied to amounts due and payable by such tenant during the following periods in the following order of priority: (A) first, to the month in which the Closing occurred,(B) second, to the month following the month in which the Closing occurred, (C) third, to the month preceding the month in which the Closing occurred, (D) fourth, to the second month following the month in which the Closing occurred, (E) fifth, to the second month preceding the month in which the Closing occurred and (F) thereafter, continuing to be applied in an alternating manner to individual months following and then preceding the month in which the Closing occurred which are progressively more distant from such month than the months described in the foregoing clauses (B) through (E), provided however, while the Seller is still owed any rents attributable to periods prior to the Closing, no payment of rent under this subsection (c)(i) shall result in prepayment of rent to

Purchaser. If rents or any portion thereof received by Seller or Purchaser after the Closing are due and payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees and costs and expenses expended in connection with the collection thereof, shall be promptly paid to the other party.

          (ii) If any tenants are required to pay percentage rent, escalation charges for real estate taxes, parking charges, office park maintenance charges, operating expenses and maintenance escalation rents or charges, cost-of-living increases or other charges of a similar nature ("Additional Rents") and to the extent any such Additional Rents are collected by Purchaser from a tenant after the Closing Date, then (A) on or before January 7, 1999, Purchaser shall pay to Seller out of such amounts of Additional Rents which are due and payable by such tenants with respect to any period prior to the Closing Date and (B) on or before May 15, 1999, Purchaser shall perform a final reconciliation and pay to Seller all other Additional Rents so collected by Purchaser which are due and payable by such tenants with respect to any period prior to the Closing Date, in each case less a proportionate share of any reasonable attorneys' fees and costs and expenses of collection thereof. Purchaser shall deliver to Seller, together with each such payment, a reasonably satisfactory detailed accounting of such Additional Rents. Seller and Purchaser shall permit each other, upon reasonable notice and during the other party's normal business hours, to examine and copy such operating books and records of the other party relating to the Premises as are necessary to confirm the amount of the foregoing payments and the respective accountings pertaining thereto.

          (iii) Purchaser shall endeavor in good faith to collect from tenants all arrearages in rent and Additional Rent in respect of periods prior to the Closing Date, which obligation shall include, without limitation, the sending of bills, late payment notices and, no later than March 31, 1999, bills to each tenant for the amounts owed by such tenant in connection with the "true-up" or reconciliation of all Additional Rents payable in respect of 1998.

          (iv) The provisions of this Section 3(c) shall survive the Closing.

     (d) (i) After the Closing, but subject to this subsection (d), Seller shall continue to have the right, in its own name, to demand payment of and to collect rent and Additional Rent arrearages owed to Seller by any tenant (which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any tenant), it being agreed that delivery of the Lease Assignment (as defined in Section 11(b)) shall not constitute a waiver by Seller of such right. Purchaser agrees to cooperate with Seller in connection with all efforts by Seller to collect such rents and Additional Rents and to take all reasonable steps, whether before or after the Closing

Date, as may be reasonably necessary to carry out the intention of the foregoing, including, without limitation, the delivery to Seller, promptly after demand, of any relevant books and records (including any rent or Additional Rent statements, receipted bills and copies of tenant checks used in payment of such rent or Additional Rent), the execution of any and all consents or other documents, and the undertaking of any act necessary for the collection of such rents and Additional Rents by Seller.

          (ii) Notwithstanding the provisions of clause (i) above, if after the Closing Seller desires to commence legal action or proceedings to collect rent and/or Additional rent arrearages owed to Seller by any tenant, Seller shall give Purchaser written notice thereof, which notice shall set forth such arrearages in reasonable detail including (x) the name of the tenant,
(y) the amount of the arrearages in question and (z) the length of time such amounts are in arrears. Within the ten (10) day period following its receipt of said notice, Purchaser may elect, by sending written notice to Seller, to commence and prosecute such legal action or proceeding itself in lieu of Seller (in which case Purchaser shall commence and prosecute same at its sole cost and expense), or join with Seller as plaintiff in such legal action or proceeding (in which case, Seller and Purchaser shall share the cost and expense of commencing and prosecuting such action or proceeding on an equitable basis). If Purchaser shall elect to commence and prosecute such legal action or proceeding itself, it shall prosecute same vigorously to completion. All monies received by Purchaser in any such action which are attributable to arrearages owed to Seller by any tenant shall be remitted promptly to Seller after receipt thereof (less reasonable attorneys' fees and expenses incurred by Purchaser if Purchaser shall have commenced and prosecuted the applicable action or proceeding individually).

          (iii) Purchaser shall cooperate with Seller with respect to the collection of arrearages in rent and Additional Rent in respect of periods prior to the Closing.

          (iv) The provisions of this Section 3(d) shall survive the Closing.

     (e) If there is a water meter or meters on the Premises, Seller shall furnish a reading to a date not more than ten (10) days prior to the Closing Date, and the unfixed water charges and sewer rent, if any, based thereon for the intervening time shall be apportioned on the basis of such last reading.

     (f) If any of the items subject to apportionment under the foregoing provisions of this Section 3 cannot be apportioned at the Closing because of the unavailability of the information necessary to compute such apportionment, or if any errors or omissions in computing apportionments at the Closing are discovered subsequent to the Closing, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Closing Date and the proper party reimbursed, which obligation shall survive the Closing for the period from and after the Closing date, through and including June 15, 1999 as hereinafter provided. Neither party hereto shall have the right to require a recomputation of a Closing apportionment or a correction of an error or omission in a Closing apportionment unless within the aforestated period one of the parties hereto (i) has obtained the previously unavailable information or has discovered the error or omission, and (ii) has given notice thereof to the other party together with a copy of its good faith recomputation of the apportionment and copies of all substantiating information used in such recomputation. The failure of a party to obtain any previously unavailable information or discover an error or omission with respect to an item subject to apportionment hereunder and to give notice thereof as provided above within the aforesaid period shall be deemed a waiver of its right to cause a recomputation or a correction of an error or omission with respect to such item after the Closing Date. Notwithstanding any of the foregoing provisions of this Section 3(f) to the contrary, Purchaser and Seller agree that the limitation set forth in this Section 3(f) shall not apply to the parties' obligations under Section 3(c) and that such obligations shall survive the Closing.

     (g) (i) If, on the date of this Agreement, the Premises or any part thereof shall be affected by any assessment or assessments which are or may become payable in installments, of which the first installment is now a charge or lien, or has been paid, then (A) Seller shall be obligated to pay all installments of any such assessment which are due and payable prior to the Closing Date, and (B) for the purposes of this Agreement, all the unpaid installments of any such assessment which are to become due and payable on or after the Closing Date shall not be deemed to be liens upon the Premises and the payment thereof shall be assumed by Purchaser without abatement of the Purchase Price.

          (ii) If, subsequent to the date hereof, the Premises or any part thereof shall become affected by an assessment or assessments, said assessments shall not be deemed to be liens upon the Premises and the payment thereof shall be assumed by Purchaser without abatement of the Purchase
Price. In the event any such assessment or assessments, whether payable in lump sum or in installments, is due and payable prior to the Closing, and has been paid by Seller, Purchaser shall reimburse Seller for same at the Closing.

     (h) Brokerage Commission

          (i) Seller shall be responsible for all commissions with respect to Leases that have accrued, and are due and owing, through Closing. Seller agrees to indemnify and hold Purchaser harmless from, any and all claims, demands, causes of action, losses, damages, liabilities, any costs and expenses (including, without limitation, reasonable attorney's fees and disbursements), suffered or incurred by

Purchaser or any of Purchaser's agents or assigns arising out of or in connection with claims for such commissions.

          (ii) Purchaser shall be responsible for all commissions with respect to Leases that may accrue and become due and owing subsequent to Closing. Purchaser agrees to indemnify and hold Seller harmless from any and all claims, demands, causes of action, losses, damages, liabilities, and costs and expenses (including, without limitation, reasonable attorney's fees and disbursements), suffered or incurred by Seller or any of Seller's Affiliates arising out of or in connection with claims for such commissions.

     4. Due Diligence Period and Closing Date

     (a) (i) Notwithstanding anything to the contrary contained herein, Purchaser shall have through the period ending 11:59 p.m. on September 10, 1998 (the "Due Diligence Period") to examine title and surveys to the Premises, to review the substance of executed estoppel certificates (if any) received by Purchaser, to inspect the physical and financial condition of the Premises and to review the Property Information (as defined in Section
24(e)). Purchaser's right (A) to undertake its due diligence activities, including the review of all Property Information, and (B) to enter upon the Premises for the purpose of making inspections and tests, shall at all times be subject to Purchaser's compliance with the provisions of Sections 18 and 24 (including, without limitation, Purchaser's obligations contained therein to obtain and maintain insurance, indemnify Seller and keep confidential all Property Information obtained by Purchaser). Neither Purchaser nor Purchaser's Representatives (as defined in Section 24(e)) shall contact any of Seller's tenants (except as expressly provided in clause (iii) below).

          (ii) Seller shall cooperate with Purchaser during the Due Diligence Period in requesting from tenants at the Premises executed estoppel certificates in the form annexed hereto and made a part hereof as Exhibit "G", which cooperation shall include (x) sending to tenants estoppel certificates prepared by Purchaser promptly after Seller's receipt thereof from Purchaser and Seller's approval of said estoppel certificates (which approval shall not be unreasonably withheld or delayed) (and concurrently, sending to Purchaser concurrent copies of the transmittal letters with respect thereto) and (y) delivering to Purchaser any such estoppel certificate received from any such tenant promptly after Seller's receipt thereof. Notwithstanding the foregoing, it is expressly agreed that (A) Seller shall have no obligation to obtain any estoppel certificate of any type from any tenant at the Premises, (B) neither the receipt of any estoppel certificate by Seller or Purchaser nor the form or content of any estoppel certificate received by Seller or Purchaser, shall be a condition to Purchaser's obligations hereunder, and (C) Seller's obligation in respect of estoppel certificates is limited to the obligation expressly set forth in the first (1st) sentence of this subparagraph (ii).

          (iii) After the Due Diligence Period and prior to the Closing, Purchaser shall have the right to communicate with tenants at the Premises at times reasonably convenient to both Seller and such tenants upon reasonable prior written notice to Seller and when accompanied by Seller or its authorized representative. The form and content of each such communication shall be subject to the prior written approval of Seller which shall not be unreasonably withheld or delayed.

          (iv) Purchaser shall have the right, in its sole and absolute discretion, to elect to terminate this Agreement by giving written notice ("Purchaser's Termination Notice") of such election to Seller at any time prior to the expiration of the Due Diligence Period. If Purchaser shall timely elect to so terminate this Agreement, this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided in Sections 4(a)(i), 14, 15, 18, 24 and 25(e), and except that Purchaser shall be entitled to a return of the Downpayment (together with all interest accrued thereon, if any).

     (b) The delivery of the Deed (as defined in Section 11(a)) and the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gordon Altman Butowsky Weitzen Shalov & Wein, 114 West 47th Street, New York, New York, at 10:00

A.M. on September 25, 1998 (the "Closing Date"). Time is of the essence as to the Closing Date, with respect to Purchaser's obligations under this Agreement. Time is of the essence as to the Closing Date with respect to Seller's obligations under this Agreement; provided, however, Seller shall have the right to adjourn the Closing Date one or more times for up to sixty
(60) days in the aggregate in order to eliminate Unacceptable Encumbrances as provided in Section 6.

     5. Permitted Encumbrances

     Seller shall convey and Purchaser shall accept title to the Premises subject to those matters set forth on Schedule "3" annexed hereto and made a part hereof (collectively the "Permitted Encumbrances"), including, without limitation, certain instruments retaining the ownership and operation of three office parks of which the Premises form a part. Without limiting any other provision of this Agreement, Purchaser acknowledges and agrees that such instruments contain certain obligations with respect to the ownership of the Premises for which Purchaser, by virtue of its succeeding to the ownership of the Premises, shall be responsible from and after the Closing. The provisions of this Section 5 shall survive the Closing.

     6. Title

     (a) (i) Purchaser shall order, at its sole cost and expense, within five
(5) days after the execution of this Agreement, a commitment for an owner's fee title insurance policy or policies with respect to the Premises (the "Title Commitment") from Commonwealth Land Title Insurance Company (the "Title Company") and Purchaser shall deliver (or shall cause the Title Company to deliver) a copy of the Title Commitment, together with true and complete copies of all instruments giving rise to any defects or exceptions to title to the Premises, to Seller's attorneys within five (5) days after Purchaser's receipt of the Title Commitment. If the Title Commitment indicates the existence of any liens, encumbrances or other defects or exceptions in or to title to the Premises other than the Permitted Encumbrances (collectively, the "Unacceptable Encumbrances") subject to which Purchaser is unwilling to accept title and Purchaser gives Seller notice of the same within fifteen
(15) days after receipt of the Title Commitment, Seller shall undertake to eliminate the same subject to Section 6(b). Purchaser hereby waives any right Purchaser may have to advance as objections to title or as grounds for Purchaser's refusal to close this transaction any Unacceptable Encumbrance which Purchaser does not notify Seller of within such fifteen (15) day period unless (i) such Unacceptable Encumbrance was first raised by the Title Company subsequent to the date of the Title Commitment or Purchaser shall otherwise first discover same or be advised of same subsequent to the date of the Title Commitment, and (ii) Purchaser shall notify Seller of the same within five (5) days after Purchaser first becomes actually aware of such Unacceptable Encumbrance (failure to so notify Seller shall be deemed to be a waiver by Purchaser of its right to raise such Unacceptable Encumbrance as an objection to title or as a ground for Purchaser's refusal to close this transaction). Seller, in its sole discretion, may adjourn the Closing one or more times for up to sixty(60) days in the aggregate in order to eliminate Unacceptable Encumbrances.

          (ii) If Seller is unable (subject to Section 6(b)) to eliminate all Unacceptable Encumbrances not waived by Purchaser, or to arrange for title insurance reasonably acceptable to Purchaser insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Premises, and to convey title in accordance with the terms of this Agreement on or before the Closing Date (whether or not the Closing is adjourned as provided in Section 6(a)(i)), Purchaser shall elect on the Closing Date, as its sole remedy for such inability of Seller, either (A) to terminate this Agreement by notice given to Seller pursuant to Section 17(a), in which event the provisions of Section 17(a) shall apply, or (B) to accept title subject to such Unacceptable Encumbrances and receive no credit against, or reduction of, the Purchase Price.

     (b) Notwithstanding anything to the contrary set forth in this Section 6 or elsewhere in this Agreement, Seller shall not be obligated to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate Unacceptable Encumbrances not waived by Purchaser or to arrange for title insurance insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Premises; except that Seller shall satisfy (or cause the release of lien of) mortgages, real estate taxes, assessments (subject to
Section 3(g), judgments against Seller or other Unacceptable Encumbrances (collectively, "Liens") secured by or affecting the Premises which can be satisfied by payment of liquidated amounts not to exceed $500,000 in the aggregate for all Liens (which limitation on such liquidated amounts shall not apply to such mortgages and real estate taxes and other liens created by Seller which encumber the Premises). Without limiting the generality of the preceding provisions of this Section 6(b), for the purposes of this Agreement (including, without limitation, Sections 6(a) and 17(a)), Seller's failure or refusal to bring any action or proceeding, to make any payments or to otherwise incur any expense (except for Seller's obligation to satisfy Liens as provided in the exception at the end of the foregoing sentence) in order to eliminate Unacceptable Encumbrances not waived by Purchaser or to arrange for such title insurance shall be deemed an inability of Seller to eliminate such Unacceptable Encumbrances or to arrange for such title insurance and shall not be a default by Seller hereunder (willful or otherwise).

     (c) If on the Closing Date there may be any Liens or other encumbrances which Seller must pay or discharge in order to convey to Purchaser such title as is herein provided to be conveyed, Seller may use any portion of the Purchase Price to satisfy the same, provided:

          (i) Seller shall deliver to Purchaser or the Title Company, at the Closing, instruments in recordable form and sufficient to satisfy such Liens or other encumbrances of record together with the cost of recording or filing said instruments; or

          (ii) Seller, having made arrangements with the Title Company, shall deposit with said company sufficient monies acceptable to said company to insure the obtaining and the recording of such satisfactions.

The existence of any such Liens or other encumbrances shall not be deemed objections to title if Seller shall comply with the foregoing requirements.

     (d) Purchaser, if request is made by Seller prior to the Closing, agrees to provide at the Closing separate checks issued by the Title Company (acting in its capacity as Purchaser's agent for the disbursement of the balance of the Purchase Price due at Closing) and payable to the order of such parties as are designated by Seller, aggregating the outstanding amount of the Purchase Price payable pursuant to Section 2(b), in order to facilitate the satisfaction or release of any Liens or other encumbrances or the Transfer Tax Payments. Similarly, at Seller's election, unpaid Liens for taxes, water and sewer charges and assessments, which are the obligation of Seller to satisfy and discharge, shall not be objections to title, but the amount thereof, plus interest and penalties thereon, if any, computed to the third (3rd) business day after the Closing Date, shall be deducted from the Purchase Price payable pursuant to Section 2(b) and shall be allowed to Purchaser, subject to the provisions for apportionment of taxes, water and sewer charges and assessments contained herein.

     (e) If on the Closing Date there shall be conditional bills of sale, chattel mortgages or security interests filed against the Premises, the same shall not constitute objections to title provided (x) Seller executes and delivers an affidavit to the effect either (i) that the personal property covered by said conditional bills of sale, chattel mortgages, or security interests is no longer in or on the Premises, or (ii) if such personal property is still in or on the Premises, that it has been fully paid for, or
(iii) that such personal property is the property of a tenant of the Premises and (y) if any such conditional bill of sale, chattel mortgage or security interest is listed in the Title Commitment as an exception to title insurance, the Title Company is willing to omit such exception from its policy at no additional cost to Purchaser.

     (f) Any franchise or corporate tax open, levied or imposed against Seller or other owners in the chain of title that may be a Lien on the Closing Date, shall not be an objection to title if the Title Company omits same from the title policy issued pursuant to the Title Commitment or excepts same but insures Purchaser against collection thereof out of the Premises.

     (g) If a search of title discloses judgments, bankruptcies or other returns against other persons or entities having names the same as or similar to that of Seller, Seller will deliver to Purchaser and the Title Company an affidavit stating that such judgments, bankruptcies or other returns are not against Seller, whereupon such returns shall not be deemed an objection to title.

     7. Violations

     (a) Except as provided in Section 7(b) or 7(c), all notices of violations of laws or governmental ordinances, rules, regulations, orders or requirements (collectively, "Laws") which were issued prior to the date of this Agreement by any governmental authority having jurisdiction over the Premises and which are actually received by Seller prior to the Closing Date shall be removed or complied with by Seller on or before the Closing Date. Notwithstanding the foregoing provisions of this Section 7(a) to the contrary, if such removal or compliance has not been completed on or before the Closing Date, Seller may elect to pay to Purchaser at the Closing an amount sufficient, in the reasonable judgment of Seller and Purchaser, to pay for the performance of the work and provision of the materials necessary to effect or complete such removal or compliance, or to give Purchaser a credit in such amount against the balance of the Purchase Price payable to Seller pursuant to Section 2(b), and upon Seller making such payment or giving such credit, Purchaser shall be required to accept title to the Premises subject to such notices of violations and Seller shall have no further obligation to remove or comply with such notices of violations. All notes or notices of violations of Laws which are noted or issued on or after the date of this Agreement by any governmental authority, and all notes of violations of Laws which were noted prior to the date of this Agreement by any governmental authority but for which no notice of violation was issued prior to the date of this Agreement, and all notices of violations of Laws which were issued prior to the date of this Agreement by any governmental authority but not actually received by Seller prior to the Closing Date, shall be the sole responsibility of Purchaser and Seller shall have no obligation to remove or comply with such notes or notices of violations.

     (b) If, in Seller's reasonable judgment, (i) the amount required to be spent to remove or comply with all notices of violations which Seller is required to remove or comply with pursuant to Section 7(a) shall exceed $500,000 in the aggregate or (ii) such removal or compliance shall be affected by limitation orders of any federal agency, or any other Laws, in such manner that the same cannot be removed or complied with within a reasonable time and with reasonable certainty, then Seller may elect by notice given to Purchaser at least 5 days prior to the Closing Date to terminate this Agreement. If Seller so elects to terminate this Agreement, then this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided in Sections 4(a)(i), 14, 15, 18, 24 and 25(e), and except that Purchaser shall be entitled to a return of the Downpayment (together with all interest accrued thereon, if any), unless Purchaser, within ten (10) days after receipt of Seller's notice of termination, elects by notice to Seller to accept title to the Premises subject to all such notices of violations, in which event (x) if Seller attempted to terminate this Agreement pursuant to clause (i) above, Purchaser shall be entitled to a credit in an amount equal to $500,000 against the balance of the Purchase Price payable to Seller pursuant to Section 2(b), or
(y) if Seller attempted to terminate this Agreement pursuant to clause (ii) above, Purchaser shall not receive any credit against, or reduction of, the Purchase Price, and in either case Seller shall have no obligation to remove or comply with such notices of violations.

     (c) Notwithstanding anything in this Section 7 to the contrary, Seller shall not be obligated to remove or comply with any notices of violations to the extent such notices relate to any of the following violations:

          (i) any violation which is the obligation of any tenant or other occupant of the Premises to remedy;

and

          (ii) any violations relating to the sidewalks abutting the Premises or any signs on or in the Premises.

Purchaser shall accept title to the Premises subject to all such violations.

     8. Representations and Warranties

     (a) (i) Seller represents and warrants to Purchaser as follows:

             (A) SMIPA and SMMA are both duly formed and validly existing limited partnerships organized under the laws of the State of New Jersey.

             (B) Seller has the full legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Seller pursuant to this Agreement (collectively, the "Seller's Documents"), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under Seller's Documents.

             (C) This Agreement and Seller's Documents do not and will not contravene any provision of the limited partnership agreement or other organizational documents of Seller, any judgment, order, decree, writ or injunction issued against Seller, or any provision of any Laws applicable to Seller. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by Seller under any agreement to which Seller or any of its assets are subject or bound and will not result in a violation of any Laws applicable to Seller.

             (D) Seller has no knowledge of any leases, licenses or other occupancy agreements affecting any portion of the Premises (collectively, the "Leases") on the date hereof, except for the Leases listed in Schedule "4" annexed hereto and made a part hereof.

             (E) Seller has delivered to Purchaser true and correct copies of all Leases in Seller's possession or control.

             (F) The information set forth in the rent roll annexed hereto and made a part hereof as Schedule "5" is true and correct in all material respects.

             (G) To Seller's knowledge, there are no pending actions, suits, proceedings or investigations to which Seller is a party before any court or other governmental authority with respect to the Premises except as set forth on Schedule "6" annexed hereto and made a part hereof.

             (H) To Seller's knowledge, Seller has no present applications pending with any governmental agencies with respect to the construction of improvements at the Premises except in respect of the proposed expansions of 40 Commerce Drive and 47 Commerce Drive as described in items 1 and 2 of Schedule "9" annexed hereto and made a part hereof.

             (I) To Seller's knowledge, Seller is not obligated to dedicate or otherwise convey any portion of the Premises for public or quasi-public use.

             (J) Seller shall realize net proceeds from the sale of the Premises of at least $2,000,000.

             (K) To Seller's knowledge, the financial information delivered by Seller to Purchaser with respect to the operation of the Premises is true and correct in all material respects.

Copies of the Leases in Seller's possession or control and certain other Property Information (as defined in Section 24(e)) have been or will be delivered or otherwise made available to Purchaser and, by accepting the Deed, Purchaser acknowledges its receipt and acceptance or the availability to it thereof and that Purchaser has reviewed the same to its satisfaction prior to accepting the Deed. To the extent the copies of the Leases or any other Property Information furnished or made available to or otherwise obtained by Purchaser prior to the expiration of the Due Diligence Period contain provisions or information that are inconsistent with the foregoing representations and warranties, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to such Leases and other Property Information. As used in this Agreement, the words "Seller's knowledge" or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Seller after, and based solely upon, making inquiry of Henry R. Taylor, the person charged with the management responsibility for the Premises, without such person having any obligation to make an independent inquiry or investigation.

          (ii) Purchaser, as its sole remedy for any and all untrue, inaccurate or incorrect representations or warranties, shall elect either (x) to waive such misrepresentations or breaches of warranties and consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price, or (y) to terminate this Agreement by notice given to Seller on the Closing Date, in which event, this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided in Sections 4(a)(i), 14, 15, 18, 24 and 25(e), and except that Purchaser shall be entitled to a return of the Downpayment (together with all interest accrued thereon, if any). Purchaser acknowledges and agrees that (x) at or prior to the Closing, Purchaser's rights and remedies in the event any of Seller's representations or warranties made in this Agreement are untrue, inaccurate or incorrect shall be only as provided in this Section 8(a)(ii), and (y) if the Closing does not occur, Purchaser hereby expressly waives, relinquishes and releases all other rights or remedies available to it at law, in equity or otherwise (including, without limitation, the right to seek damages from Seller) as a result of any of Seller's representations or warranties made in this Agreement being untrue, inaccurate or incorrect.

          (iii) In the event the Closing occurs:

               (A) Notwithstanding anything contained in Section 8(a)(ii) or elsewhere in this Agreement to the contrary, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller's representations or warranties being untrue, inaccurate or incorrect if (1) Purchaser actually knew or is deemed to have known that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and Purchaser nevertheless closes title hereunder, or (2) Purchaser's damages as a result of such representation or warranty being untrue, inaccurate or incorrect are less than $500,000. Purchaser shall be "deemed to have actually known" that a representation or warranty was untrue, inaccurate or incorrect at the time of the Closing to the extent that the Property Information furnished or made available to or otherwise obtained by Purchaser contains information which is inconsistent with such representation or warranty.

               (B) Notwithstanding anything contained herein to the contrary, if the Closing shall have occurred and Purchaser shall not have waived, relinquished and released all rights or remedies available to it at law, in equity or otherwise as provided hereunder, the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, covenants and other obligations (whether express or implied) of Seller in this Agreement and/or the Seller's Documents (including, without limitation, the Deed and the A & A Agreements (as defined in Section 11(d)), shall not exceed $2,000,000; provided, however, that the foregoing limitation shall not be applicable to any misrepresentation or breach of warranty which a court of competent jurisdiction determines to be fraudulent.

     The provisions of this Section 8(a)(iii) shall survive the Closing.

          (iv) The representations and warranties of Seller set forth in
Section 8(a)(i) and elsewhere in this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement and shall be deemed to be repeated on and as of the Closing Date (except as they relate only to an earlier date). The representations and warranties (whether express or implied) of Seller set forth in Section 8(a)(i) and elsewhere in this Agreement, and/or the Seller's Documents (including, without limitation, the Deed and the A & A Agreements) shall remain operative and shall survive the Closing and the execution and delivery of the Deed for a period of two hundred seventy (270) days following the Closing Date, and no action or claim based thereon shall be commenced after such period.

     (b) (i) Purchaser represents and warrants to Seller as follows:

               (A) Purchaser is a duly formed and validly existing corporation organized under the laws of the State of Delaware, and is qualified under the laws of the State of New Jersey to conduct business therein on the Closing Date.

               (B) Purchaser has the full legal right, power, authority and financial ability to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement (collectively, the "Purchaser's Documents"), to consummate the transactions contemplated hereby, and to perform its obligations hereunder and under Purchaser's Documents.

               (C) This Agreement and Purchaser's Documents do not and will not contravene any provision of the certificate of incorporation, by-laws or other organizational documents of Purchaser, any judgment, order, decree, writ or injunction issued against Purchaser, or any provision of any Laws applicable to Purchaser. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by Purchaser under any agreement to which Purchaser or any of its assets are subject or bound and will not result in a violation of any Laws applicable to Purchaser.

               (D) There are no pending actions, suits, proceedings or investigations to which Purchaser is a party before any court or other governmental authority which may have an adverse impact on the transactions contemplated hereby.

               (E) In executing this Agreement, Purchaser acknowledges and agrees that it is fully familiar with and understands and expressly agrees with the following disclaimer provisions which are in addition to, and not in lieu of, any other provisions of this Agreement:

                    (1) Secured Capital Corp ("SCC") has been engaged as exclusive advisor to Seller in connection with Seller's solicitation of offers for the Premises, said solicitation and potential sale to be governed by the Confidential Offering Memorandum (as modified or supplemented) and this Agreement

                    (2) No person has been authorized to provide any information or to make any representation or warranty, either express or implied, in respect of the Premises other than those expressly contained in this Agreement and, if provided or made in any other form, such information or representation should not be relied upon.

                    (3) The property cash flows in the Confidential Offering Memorandum were estimated based on various sources, including the current operating information, leases in place, market data obtained through conversations with local brokers and appraisers, and current leasing activity. These projections were prepared to assist

Purchaser in its review of the Premises and are only one estimate of the future property cash flows. In furtherance of (and not in limitation of) the foregoing, Purchaser agrees that it is not relying in any respect on the contents of the Confidential Offering Memorandum with respect to the Premises and that Purchaser has performed or will perform its own due diligence, as contemplated under Article 4 hereof.

               (F) Purchaser has no interest or other rights by virtue of this Agreement or otherwise in any land or property owned by Seller in the vicinity of the Premises, except such rights, if any, as may be provided in those certain office park declarations listed in Schedule 3 and other recorded instruments affecting the Premises.

                    (ii) The representations and warranties of Purchaser set forth in Section 8(b)(i) and elsewhere in this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement, shall be deemed to be repeated on and as of the Closing Date (except as they relate only to an earlier date) and shall survive the Closing.

     9. Transfer Taxes

     (a) At the Closing, Seller shall pay all transfer taxes (the "Transfer Tax Payments") imposed pursuant to the Laws of the State of New Jersey or any other governmental authority in respect of the transactions contemplated by this Agreement by (subject to Section 6(d)) delivery to the Title

Company of good, unendorsed, certified or official bank checks, drawn on or by a Clearing House Bank and payable to the order of the relevant governmental authority together with any return (the "Transfer Tax Return") required thereby which shall be duly executed by Seller and Purchaser.

     (b) At the Closing, Purchaser shall pay all recording fees and charges in respect of the transactions contemplated by this Agreement except for fees and charges for the recording of satisfactions (or releases of lien) of Liens encumbering the Premises which are the obligation of Seller hereunder to deliver at the Closing.

     10. Conditions Precedent to Closing

     (a) Purchaser's obligation under this Agreement to purchase the Premises is subject to the fulfillment of each of the following conditions, subject, however, to the provisions of Section 10(c):

          (i) The representations and warranties of Seller contained herein shall be true, accurate and correct in all material respects as of the Closing Date except to the extent they relate only to an earlier date (subject to the provisions of Section 8(a));

          (ii) Seller shall be ready, willing and able to deliver title to the Premises in accordance with the terms and conditions of this Agreement;

          (iii) Seller shall have satisfied the condition set forth in
Section 26 of this Agreement;

          (iv) Seller shall have delivered all the documents and other items required pursuant to Section 11, and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by the Seller at or prior to the Closing; and

          (v) Seller shall have satisfied the condition set forth in Section 26 of this Agreement.

     (b) Seller's obligation under this Agreement to sell the Premises to Purchaser is subject to the fulfillment of each of the following conditions, subject, however to the provisions of Section 10(c):

          (i) the representations and warranties of Purchaser contained herein shall be true, accurate and correct in all material respects as of the Closing Date;

          (ii) Purchaser shall have delivered the funds required hereunder and all the documents to be executed by Purchaser set forth in
Section 12 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing;

          (iii) all consents and approvals of governmental authorities and parties to agreements to which Purchaser is a party or by which Purchaser's assets are bound that are required with respect to the consummation of the transactions contemplated by this Agreement shall have been obtained and copies thereof shall have been delivered to Seller at or prior to the Closing; and

          (iv) on or prior to Closing Date, (A) Purchaser shall not have applied for or consented to the appointment of a receiver, trustee or liquidator for itself or any of its assets unless the same shall have been discharged prior to the Closing Date, and no such receiver, liquidator or trustee shall have otherwise been appointed, unless same shall have been discharged prior to the Closing Date, (B) Purchaser shall not have admitted in writing an inability to pay its debts as they mature, (C) Purchaser shall not have made a general assignment for the benefit of creditors, (D) Purchaser shall not have been adjudicated a bankrupt or insolvent, or had a petition for reorganization granted with respect to Purchaser, (E) Purchaser shall not have filed a voluntary petition seeking reorganization or an arrangement with creditors or taken advantage of any bankruptcy, reorganization, insolvency, readjustment or debt, dissolution or liquidation law or statute, or filed an answer admitting the material allegations of a petition filed against it in any proceedings under any such law, or had any petition filed against it in any proceeding under any of the foregoing laws unless the same shall have been dismissed, canceled or terminated prior to the Closing Date.

     (c) In the event that any condition contained in Section 10(a) or (b) is not satisfied, the party entitled to the satisfaction of such condition as a condition to its obligation to close title hereunder shall have as its sole remedy hereunder the right to elect to (i) waive such unsatisfied condition whereupon title shall close as provided in this Agreement or (ii) terminate this Agreement. In the event such party elects to terminate this Agreement, this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided in Sections 4(a)(i), 14, 15, 18, 24 and 25(e), and except that Purchaser shall be entitled to a return of the Downpayment (together with all interest accrued thereon, if any). Nothing contained in this Section 10(c) shall be construed so as to (x) bestow any right of termination upon a party for the failure of a condition to be satisfied unless such party is expressly entitled to the satisfaction of such condition as provided in Section 10(a) or (b) or (y) reduce or diminish the rights of the parties hereto under
Section 17.

     11. Documents to be Delivered by Seller at Closing

     At the Closing, Seller shall execute, acknowledge and/or deliver, as applicable, the following to Purchaser or the Title Company:

     (a) A Bargain and Sale deed, with covenants against grantor's acts (the "Deed") conveying title to the Premises in the form of Exhibit A annexed hereto and made a part hereof.

     (b) The Assignment and Assumption of Leases and Security Deposits in the form of Exhibit "B" annexed hereto and made a part hereof assigning without warranty or representation all of Seller's right, title and interest, if any, in and to the Leases, all guarantees thereof and the security deposits thereunder in Seller's possession, if any (the "Lease Assignment").

     (c) The Assignment and Assumption of Licenses and Acceptable Agreements in the form of Exhibit "C" annexed hereto and made a part hereof (the "License and Acceptable Agreement Assignment") assigning without warranty or representation all of Seller's right, title and interest, if any, in and to
(i) all of the assignable licenses, permits, certificates, approvals, authorizations and variances issued for or with respect to the Premises by any governmental authority (collectively, the "Licenses"), and (ii) all assignable purchase orders, equipment leases, advertising agreements, franchise agreements, license agreements, management agreements, leasing and brokerage agreements and other service contracts and similar agreements relating to the operation of the Premises (collectively, the "Contracts") which Purchaser notifies Seller in writing prior to the expiration of the Due Diligence Period that Purchaser desires to assume (collectively, the "Acceptable Agreements").

     (d) The Assignment and Assumption of Intangible Property in the form of Exhibit "D" annexed hereto and made part hereof assigning without warranty or representation all of Seller's right, title and interest, if any, in and to all intangible property owned by Seller with respect to the operation of the Premises listed on Schedule "7" annexed hereto and made a part hereof (the "Intangible Property Assignment") (the Lease Assignment, the License and Acceptable Agreement Assignment and the Intangible Property Assignment are herein referred to collectively as the "Acceptable Agreements").

     (e) To the extent in Seller's possession or control, executed counterparts of all Leases and New Leases and any amendments, guarantees and other documents relating thereto, together with a schedule of all tenant security deposits thereunder and the accrued interest on such security deposits payable to tenants which are in the possession of or received by Seller, and a good, unendorsed certified or official bank check drawn on or by a Clearing House Bank payable to the order of Purchaser, or a credit to Purchaser against the Purchase Price, in the aggregate amount of such security deposits and accrued interest thereon payable to tenants which are in the possession of or received by Seller. In the event any such cash security deposits and the interest thereon payable to tenants are held by a bank, savings bank, trust company or savings and loan association, at Seller's option, Seller shall deliver to Purchaser, in lieu of such checks or credit, an assignment to Purchaser of such deposits and interest, without warranty or representation, and written instructions to the holder thereof to transfer such deposits and interest to Purchaser. With respect to any lease securities which are other than cash, Seller shall execute and deliver to Purchaser at the Closing any appropriate instruments of assignment or transfer without warranty or representation.

     (f) A bill of sale in the form of Exhibit "E" annexed hereto and made a part hereof (the "Bill of Sale") conveying, transferring and selling to Purchaser without warranty or representation all right, title and interest of Seller in and to all Personal Property.

     (g) Notices to the tenants of the Premises in the form of Exhibit "F" annexed hereto and made a part hereof advising the tenants of the sale of the Premises to Purchaser and directing that rents and other payments thereafter be sent to Purchaser or as Purchaser may direct.

     (h) Executed originals of all estoppel certificates, if any, received by Seller from tenants prior to the Closing Date as contemplated in Section 4(a)(ii).

     (i) To the extent in Seller's possession or control and not already located at the Premises, keys to all entrance doors to, and equipment and utility rooms located in, the Premises.

     (j) To the extent in Seller's possession or control, executed counterparts of all Licenses and Acceptable Agreements, and all warranties in connection therewith which are in effect on the Closing Date and which are assigned by Seller.

     (k) To the extent in Seller's possession or control, plans and specifications and management records of the Buildings.

     (l) The Transfer Tax Return, if any.

     (m) A "FIRPTA" affidavit sworn to by Seller in the form of Exhibit "H" annexed hereto and made a part hereof. Purchaser acknowledges and agrees that upon Seller's delivery of such affidavit, Purchaser shall not withhold any portion of the Purchase Price pursuant to Section 1445 of the International Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

     (n) Resolutions and/or consents of Seller's partners, authorizing all of the transactions contemplated by this Agreement, certified as true and correct by a general partner of Purchaser, (A) resolutions of the board of directors of Seller's general partner authorizing said corporation to act as general partner on behalf of Seller in connection with the consummation of all of said transactions, certified as true and correct by the Secretary or Assistant Secretary of said corporation and (B) an incumbency certificate executed by the Secretary or Assistant Secretary of said corporation(s) with respect to those officers thereof executing any documents or instruments in connection with the transactions contemplated herein.

     (o) The affidavit described in Section 6(g).

     (p) All other documents Seller is required to deliver pursuant to the provisions of this Agreement.

     (q) An updated rent roll in the form annexed hereto as Schedule "5".

     (r) An updated arrearage schedule including the information described in clauses (x), (y) and (z) of Section 3(d)(ii).

     (s) A title affidavit as is customarily delivered by sellers of office and industrial property similar to the Premises at the closing of the sale thereof in the state and county in which the Premises are situated, provided that Seller and Purchaser shall have mutually agreed upon the form thereof. Seller and Purchaser shall endeavor in good faith to agree upon the form of such title affidavit prior to the expiration of the Due Diligence Period, but shall have no obligation to do so.

     12. Documents to be Delivered by Purchaser at Closing

     At the Closing, Purchaser shall execute, acknowledge and/or deliver, as applicable, the following to Seller:

          (a) The cash portion of the Purchase Price payable at the Closing pursuant to Section 2(b), subject to apportionments, credits and adjustments as provided in this Agreement.

          (b) The Bill of Sale.

          (c) If Purchaser is a corporation, (i) copies of the certificate of incorporation and by-laws of Purchaser and of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement certified as true and correct by the Secretary or Assistant Secretary of Purchaser; (ii) a good standing certificate issued by the state of incorporation of Purchaser, dated within thirty (30) days of the Closing Date; (iii) a good standing certificate issued by the State of New Jersey, dated within thirty (30) days of the Closing Date; and (iv) an incumbency certificate executed by the Secretary or Assistant Secretary of Purchaser with respect to those officers of Purchaser executing any documents or instruments in connection with the transactions contemplated herein.

          (d) Written instructions to Escrow Agent to release the Fund for disbursement to Seller.

          (e) The notice to tenants described in Section 11(g) above.

          (f) (i) If Purchaser is a partnership, resolutions and/or consents of Purchaser's partners, authorizing all of the transactions contemplated by this Agreement, certified as true and correct by a general partner of Purchaser, (A) if Purchaser or the general partner of Purchaser is a corporation, resolutions of said corporation's board of directors authorizing said corporation to consummate (or, in the case of a corporate general partner if Purchaser is a Partnership, to act as general partner on behalf of Purchaser in connection with the consummation of) all of said transactions, certified as true and correct by the Secretary or Assistant Secretary of said corporation; (B) good standing certificates of Purchaser (or, if Purchaser is a partnership having a corporate general partner, of Purchaser and said corporation) issued by the state of organization of Purchaser (and in the case of such corporate general partner, the state of incorporation of said corporation), dated within thirty (30) days of the Closing Date; and (C) an incumbency certificate executed by the Secretary or Assistant Secretary of said corporation(s) with respect to those officers thereof executing any documents or instruments in connection with the transactions contemplated herein.

          (g) The A & A Agreements.

          (h) All other documents required to be delivered by Purchaser pursuant to this Agreement and such other documents as the Seller or the Title Company deems reasonably necessary and appropriate to complete the Closing.

     13. Operation of the Premises prior to the Closing Date

     Between the date hereof and the Closing Date, Seller will operate and continue to maintain the Premises in the same manner as it operated and maintained the Premises prior to the date hereof. In connection therewith:

     (a) (i) Except as hereinafter provided in this Section 13(a), Seller may modify, extend, renew, cancel or permit the expiration of any Lease or enter into any proposed Lease of all or any portion of the Premises (A) during the Due Diligence Period without Purchaser's consent, provided that no later than five (5) days prior to the end of the Due Diligence Period, Seller shall deliver a copy of such modification, extension, renewal, or cancellation to Purchaser together with a detailed statement of New Lease Expenses with respect thereto, and (B) after the Due Diligence Period and prior to the Closing with Purchaser's prior consent in all instances (which consent shall not be unreasonably withheld and shall be given or denied, with the reasons for any such denial, within the applicable period specified in Section 13(a)(iv). If (1) pursuant to the provisions of the preceding sentence Purchaser's consent is required for any action Seller proposes to take with respect to a then existing or proposed Lease and Purchaser denies its consent to such action, and (2) the period between the end of the Due Diligence
Period and the Closing has exceeded fifteen (15) days (other than by reason of adjournment by Seller), then Seller shall have the right within ten (10) days after receipt of Purchaser's notice of denial to elect by notice to Purchaser to terminate this Agreement. If Seller so elects to terminate this Agreement, this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided in Sections 4(a)(i), 14, 15, 18, 24 and 25(e), and except that Purchaser shall be entitled to a return of the Downpayment (together with all interest accrued thereon, if any), unless, within five (5) days after receipt of Seller's notice, Purchaser gives Seller its consent to such proposed action and states in such consent that it irrevocably retracts its denial notice, in which event Seller's termination notice shall be void and of no force or effect and this Agreement shall not terminate as a result of such earlier denial.

          (ii) If Seller enters into any Leases, or if there is any extension or renewal of any Leases, whether or not such Leases provide for their extension or renewal, or any expansion or modification of any Leases (each, a "New Lease"), Seller shall keep accurate records of all expenses (collectively, "New Lease Expenses") incurred in connection with each New Lease, including, without limitation, the following: (A) brokerage commissions and fees relating to such leasing transaction, (B) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant's requirements with regard to such leasing transaction, (C) the cost of removal and/or abatement of asbestos or other hazardous or toxic substances located in the demised space,
(D) reimbursements to the tenant for the cost of any of the items described in the preceding clauses (B) and (C), (E) legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction, (F) rent concessions relating to the demised space provided the tenant has the right to take possession of such demised space during the period of such rent concessions, and (G) expenses incurred for the purpose of satisfying or terminating the obligations of a tenant under a New Lease to the landlord under another lease (whether or not such other lease covers space in the Premises).

          (iii) The New Lease Expenses for each New Lease allocable to and payable by Seller shall be determined by multiplying the amount of such New Lease Expenses by a fraction, the numerator of which shall be the number of days contained in that portion, if any, of the term of such New Lease commencing on the date on which the tenant thereunder shall have commenced to pay fixed rent ("Rent Commencement Date") and expiring on the date immediately preceding the Closing Date, and the denominator of which shall be the total number of days contained in the period commencing on the Rent Commencement Date and expiring on the date of the scheduled expiration of the term of such New Lease, and the remaining balance of the New Lease Expenses for each New Lease shall be allocable to and payable by Purchaser. For purposes of this Section 13(a)(iii), the Rent Commencement Date under a renewal, extension, expansion or modification of a Lease shall be deemed to be (A) in the case of a renewal or extension (whether effective prior to or after the Closing, or in the form of an option exercisable in the future), the first date during such renewal or extension period after the originally scheduled expiration of the term of such Lease on which the tenant under such Lease commences to pay fixed rent,
(B) in the case of an expansion (whether effective prior to or after the Closing, or in the form of an option exercisable in the future), the date on which the tenant under such Lease commences to pay fixed rent for the additional space, and (C) in the case of a modification not also involving a renewal, extension or expansion of such Lease, the effective date of such modification agreement. At such time as Tenant commences paying rent in accordance with its Lease, Purchaser shall reimburse Seller for all New Lease Expenses theretofore paid by Seller, if any, in excess of the portion of the New Lease Expenses allocated to Seller pursuant to the provisions of the preceding sentence. The provisions of this Section 13(a)(iii) shall survive the Closing.

          (iv) With respect to any proposed action by Seller to be submitted to Purchaser for its consent pursuant to Section 13(a)(i) (which submittal shall include an itemized statement of New Lease Expenses), Purchaser shall consent or deny its consent, with the reasons for any such denial, within seven (7) days after receipt by Purchaser of Seller's notice requesting Purchaser's consent to the proposed action relating to such existing or proposed Lease.

If Purchaser fails to reply to Seller's request for consent pursuant to the provisions of Subsections 13(a)(i) in a notice given within the above-described applicable time period or if Purchaser expressly denies its consent but fails to provide Seller with the reasons for such denial, Purchaser's consent shall be deemed to have been granted.

     (b) Notwithstanding anything to the contrary contained in this Agreement, Seller reserves the right before the Due Diligence Period expires, but is not obligated, to institute summary proceedings against any tenant or terminate any Lease as a result of a default by the tenant thereunder prior to the Closing Date. Seller shall give Purchaser prompt notice of the commencement of any such proceeding, but in all cases at least seven (7) days prior to commencing such proceeding. Seller makes no representations and assumes no responsibility with respect to the continued occupancy of the Premises or any part thereof by any tenant. The removal of a tenant whether by summary proceedings or otherwise prior to the Closing Date shall not give rise to any claim on the part of Purchaser. Further, Purchaser agrees that it shall not be grounds for Purchaser's refusal to close this transaction that any tenant is a holdover tenant or in default under its Lease on the Closing Date and Purchaser shall accept title subject to such holding over or default without credit against, or reduction of, the Purchase Price.

     (c)  Except as hereinafter provided in this Section

13(c), Seller may cancel, modify, extend, renew or permit the expiration of Contracts or enter into any new Contract without Purchaser's prior consent; provided, however, after the expiration of the Due Diligence Period, Seller shall not modify, extend, renew or cancel (except as a result of a default by the other party thereunder) any Acceptable Agreements, without Purchaser's prior consent in each instance, which consent shall not be unreasonably withheld or delayed, and if withheld, Purchaser shall promptly give Seller a notice stating the reasons therefore; provided, however, that Purchaser's consent shall not be required to the aforestated actions if such Acceptable Agreement may be terminated at any time on not more than thirty (30) days' prior notice by Seller, or its successor, without the payment of a penalty. Seller shall send written notices of termination of all Contracts other than Acceptable Agreements at or prior to the Closing and deliver copies of such notices to Purchaser's counsel at or prior to the Closing.

     (d) Seller will keep in force and effect with respect to the Premises the insurance policies currently carried by Seller and listed on Schedule "8" annexed hereto and made a part hereof or policies providing similar coverage.

     (e) Promptly after Seller's delivery or receipt thereof, Seller shall deliver to Purchaser copies of the following:

          (i) Any notice of default given or
received under any of the Leases or Acceptable Agreements;

          (ii) Any Lease or Contract, amendment, modification, renewal or new Lease or Contract executed by Seller as expressly permitted by this Agreement, as fully executed; and

          (iii) A copy of any tax bill, notice or statement of value or notice of change in tax rate or assessment affecting or relating to the Premises.

     14. As Is

     (a) Subject to the provisions of this Agreement, Purchaser agrees to accept title to the Premises on an "as-is-where-is and with all faults" basis.

     (b) This Agreement, as written, contains all the terms of the agreement entered into between the parties as of the date hereof, and Purchaser acknowledges that neither Seller nor any of Seller's Affiliates (as defined in Section 25(e)), nor any of their agents or representatives, nor Broker (as defined in Section 15) has made any represent ations or held out any inducements to Purchaser, and Seller hereby specifically disclaims any representation, oral or written, past, present or future, other than those specifically set forth in Sections 8(a) and 15. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties, and neither Seller nor any of Seller's Affiliates, nor any of their agents or representatives has or is willing to make any representations or warranties, express or implied, other than as may be expressly set forth in this Agreement, as to (i) the status of title to the Premises, (ii) the Leases, (iii) the Contracts, (iv) the Labor Contracts, (v) the Other Agreements, (vi) the Licenses, (vii) the current or future real estate tax liability, assessment or valuation of the Premises; (viii) the potential qualification of the Premises for any and all benefits conferred by any Laws whether for subsidies, special real estate tax treatment, insurance, mortgages or any other benefits, whether similar or dissimilar to those enumerated; (ix) the compliance of the Premises in its current or any future state with applicable Laws or any violations thereof, including, without limitation, those relating to environmental or zoning matters, and the ability to obtain a change in the zoning or a variance in respect to the Premises' non-compliance, if any, with zoning Laws; (x) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise; (xi) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Premises from any source, including, without limitation, any government authority or any lender; (xii) the current or future use of the Premises, including, without limitation, the Premises' use for commercial, manufacturing or general office purposes; (xiii) the present and future condition and operating state of any Personal Property and the present or future structural and physical condition of the Buildings, their suitability for rehabilitation or renovation, or the need for expenditures for capital improvements, repairs or replacements thereto;
(xiv) the viability or financial condition of any tenant; (xv) the status of the leasing market in which the Premises is located; or (xvi) the actual or projected income or operating expenses of the Premises.

     (c) In addition to and not in lieu of the provisions of this Article 14, the terms and conditions of the Disclaimer are hereby incorporated herein by reference.

     (d) Purchaser acknowledges that Seller has afforded (and will, pursuant to this Agreement, afford) Purchaser the opportunity for full and complete investigations, examinations and inspections of the Premises and all Property Information. Purchaser acknowledges and agrees that (i) the Property Information delivered or made available to Purchaser and Purchaser's Representatives by Seller or Seller's Affiliates, or any of their agents or representatives may have been prepared by third parties and may not be the work product of Seller and/or any of Seller's Affiliates; (ii) neither Seller nor any of Seller's Affiliates has made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, the Property Information; (iii) the Property Information delivered or made available to Purchaser and Purchaser's Representatives is furnished to each of them at the request, and for the convenience of, Purchaser; (iv)

Purchaser is relying solely on its own investigations, examinations and inspections of the Premises and those of Purchaser's Representatives and is not relying in any way on the Property Information furnished by Seller or any of Seller's Affiliates, or any of their agents or representatives; (v) Seller expressly disclaims any representations or warranties with respect to the accuracy or completeness of the Property Information and Purchaser releases Seller and Seller's Affiliates, and their agents and representatives, from any and all liability with respect thereto; and (vi) any further distribution of the Property Information is subject to Section 24.

     (e) Purchaser or anyone claiming by, through or under Purchaser, hereby fully and irrevocably releases Seller and Seller's Affiliates, and their agents and representatives, from any and all claims that it may now have or hereafter acquire against Seller or Seller's Affiliates, or their agents or representatives for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to any construction defects, errors or omissions on or in the Premises, the presence of environmentally hazardous, toxic or dangerous substances, or any other conditions (whether patent, latent or otherwise) affecting the Premises, except for claims against Seller based upon any obligations and liabilities of Seller expressly provided in this Agreement. Purchaser further acknowledges and agrees that this release shall be given full force and effect according to each of its expressed terms and provisions, including, but not limited to, those relating to unknown and suspected claims, damages and causes of action. As a material covenant and condition of this Agreement, Purchaser agrees that in the event of any such construction defects, errors or omissions, the presence of environmentally hazardous, toxic or dangerous substances, or any other conditions affecting the Premises, Purchaser shall look solely to Seller's predecessors in interest or to such contractors and consultants as may have contracted for work in connection with the Premises for any redress or relief, except for claims against Seller based upon any obligations and liabilities of Seller expressly provided in this Agreement. Purchaser further understands that some of Seller's predecessors in interest or such contractors and consultants may have filed petitions under the bankruptcy code and Purchaser may have no remedy against such predecessors, contractors or consultants.

     (f) Purchaser's failure, for any reason whatsoever, to elect to terminate this Agreement pursuant to Section 4(a)(ii) shall be deemed an acknowledgment by Purchaser that Purchaser has inspected the Premises, is thoroughly acquainted with and accepts its condition, and has reviewed, to the extent necessary in its discretion, all the Property Information. Seller shall not be liable or bound in any manner by information pertaining to the Premises or the rents furnished by Seller, Seller's Affiliates, their agents or representatives, any real estate broker, including, without limitation, the Broker, or other person.

     (g) The provisions of this Section 14 shall survive the termination of this Agreement and the Closing.

     15. Broker

     Purchaser and Seller represent and warrant to each other that Secured Capital Corp. (the "Broker") is the sole broker with whom it has dealt in connection with the Property and the transactions described herein. Seller shall be liable for, and shall indemnify Purchaser against, all brokerage commissions or other compensation due to the Broker arising out of the transaction contemplated in this Agreement, which compensation shall be paid subject and pursuant to a separate agreement between Seller and the Broker. Each party hereto agrees to indemnify, defend and hold the other harmless from and against any and all claims, causes of action, losses, costs, expenses, damages or liabilities, including reasonable attorneys' fees and disbursements, which the other may sustain, incur or be exposed to, by reason of any claim or claims by any broker, finder or other person, except (in the case of Purchaser as indemnitor hereunder) the Broker, for fees, commissions or other compensation arising out of the transactions contemplated in this Agreement if such claim or claims are based in whole or in part on dealings or agreements with the indemnifying party. The obligations and representations and warranties contained in this Section 15 shall survive the termination of this Agreement and the Closing.

     16. Casualty; Condemnation

     (a) Damage or Destruction: Seller and Purchaser agree that, as between Seller and Purchaser, risk of loss shall be as set forth in this Section 16(a). If a "material" part (as hereinafter defined) of the Premises is damaged or destroyed by fire or other casualty, Seller shall immediately notify Purchaser of such fact and, except as hereinafter provided, Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than ten (10) days after receipt of Seller's notice. If this Agreement is so terminated, the provisions of Section 16(d) shall apply. Notwithstanding the foregoing, if a "material" part of the Premises is damaged or destroyed and Purchaser elects to terminate this Agreement as provided above, Purchaser's election shall be ineffective if within ten (10) days after Seller's receipt of Purchaser's election notice, Seller shall elect by notice to Purchaser to repair such damage or destruction and shall thereafter complete such repair within 120 days after the then scheduled Closing Date at the time of Purchaser's election. If Seller makes such election to repair, Seller shall have the right to adjourn the Closing Date one or more times for up to 120 days in the aggregate in order to complete such repairs and shall have the right to retain all insurance proceeds which Seller may be entitled to receive as a result of such damage or destruction. If (i) Purchaser does not elect to terminate this Agreement, (ii) Purchaser elects to terminate this Agreement but such election is ineffective because Seller elects to repair such damage and completes such repair within such 120-day period provided above, or (iii) there is damage to or destruction of an "immaterial" part ("immaterial" is herein deemed to be any damage or destruction which is not "material", as such term is hereinafter defined) of the Premises, Purchaser shall close title as provided in this Agreement and, at the Closing, Seller shall, unless Seller has repaired such damage or destruction prior to the Closing, (x) pay over to Purchaser the proceeds of any insurance collected by Seller less the amount of all costs incurred by Seller in connection with the repair of such damage or destruction, and (y) assign and transfer to Purchaser all right, title and interest of Seller in and to any uncollected insurance proceeds which Seller may be entitled to receive from such damage or destruction. A "material" part of the Premises shall be deemed to have been damaged or destroyed if more than 20% of the rentable area of the Office Properties is destroyed.

     (b) Condemnation: If, prior to the Closing Date, all or any "significant" portion (as hereinafter defined) of the Premises is taken by eminent domain or condemnation (or is the subject of a pending taking which has not been consummated), Seller shall immediately notify Purchaser of such fact and the Purchaser shall have the option to terminate this Agreement upon notice to the Seller given not later than ten (10) days after receipt of the Seller's notice. If this Agreement is so terminated, the provisions of Section 16(d) shall apply. If Purchaser does not elect to terminate this Agreement, or if an "insignificant" portion ("insignificant" is herein deemed to be any taking which is not "significant", as such term is herein defined) of the Premises is taken by eminent domain or condemnation, at the Closing Seller shall assign and turnover, and Purchaser shall be entitled to receive and keep, all awards or other proceeds for such taking by eminent domain or condemnation. A "significant" portion of the Premises means (i) any portion of the Office Properties, (ii) a portion of the parking areas exclusively serving the Office Properties if the taking thereof reduces the remaining available number of parking spaces below the minimum legally required; or (iii) a legally required driveway on the Land if such driveway is the predominant means of ingress thereto or egress from any of the Office Properties.

     (c) If Purchaser elects to terminate this Agreement pursuant to Section 16(a) or 16(b), this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided in Sections 4(a)(i), 14, 15, 18, 24 and 25(e), and except that Purchaser shall be entitled to a return of the Downpayment (together with all interest accrued thereon, if any).

     17. Remedies

     (a) If the Closing fails to occur by reason of Seller's inability (subject to Section 6(b)) to perform its obligations under this Agreement, then Purchaser, as its sole remedy for such inability of Seller, may terminate this Agreement by notice to Seller. If Purchaser elects to terminate this Agreement, then this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided in Sections 4(a)(i), 14, 15, 18, 24 and 25(e), and except that Purchaser shall be entitled to a return of the Downpayment (together with all interest accrued thereon, if any). Except as set forth in this Section 17(a), Purchaser hereby expressly waives, relinquishes and releases any other right or remedy available to it at law, in equity or otherwise by reason of Seller's inability to perform its obligations hereunder.

     (b) In the event of a default hereunder by Purchaser or if the Closing fails to occur by reason of Purchaser's failure or refusal to perform its obligations hereunder, then Seller may terminate this Agreement by notice to Purchaser. If Seller elects to terminate this Agreement, then this Agreement shall be terminated and Seller's sole remedy shall be to retain the Downpayment (together with all interest accrued thereon, if any) as liquidated damages for all loss, damage and expenses suffered by Seller, it being agreed that Seller's damages are impossible to ascertain, and neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided in Sections 4(a)(i), 14, 15, 18, 24 and 25(e). Except as set forth in this Section 17(b) and Section 24(f), Seller hereby expressly waives, relinquishes and releases any other right or remedy available to it at law, in equity or otherwise by reason of Purchaser's default hereunder or Purchaser's failure or refusal to perform its obligations hereunder.

     (c) As a condition precedent to Purchaser exercising any right it may have to bring an action for specific performance as the result of Seller's default, Purchaser must commence such an action within one hundred eighty
(180) days after the occurrence of such default. Purchaser agrees that its failure to timely commence such an action for specific performance within such one hundred eighty (180) day period shall be deemed a waiver by it of its right to commence such an action.

     (d) Subject to the provisions of this Agreement, (including without limitation Section 17(c) above), Purchaser reserves all of its right and remedies, at law or in equity.

     18. Purchaser's Access to the Premises

     Purchaser and Purchaser's Representatives shall have the right to enter upon the Premises for the sole purpose of inspecting the Premises and making surveys, soil borings, engineering tests and other investigations, inspections and tests (collectively, "Investigations"), provided (x) Purchaser shall give Seller not less than two (2) business days' prior notice before the first such entry and one (1) business days' prior notice before each subsequent entry, (y) the first such notice shall include sufficient information to permit Seller to review the scope of the proposed Investigations, and (z) with the exception of a "Phase I-type" environmental review, neither Purchaser nor Purchaser's Representatives shall conduct any asbestos, environmental or other hazardous materials Investigations on the Premises without Seller's prior written consent which shall not be unreasonably withheld, delayed or conditioned. Any entry upon the Premises and all Investigations shall be during Seller's normal business hours and at the sole risk and expense of Purchaser and Purchaser's Representatives, and shall not interfere with the activities on or about the Premises of Seller, its tenants and their employees and invitees. Purchaser shall:

     (a) promptly repair any damage to the Premises resulting from any such Investigations and replace, refill and regrade any holes made in, or excavations of, any portion of the Premises used for such Investigations so that the Premises shall be in the same condition that it existed in prior to such Investigations;

     (b) fully comply with all Laws applicable to the Investigations and all other activities undertaken in connection therewith;

     (c) permit Seller to have a representative present during all Investigations undertaken hereunder;

     (d) take all actions and implement all protections necessary to ensure that all actions taken in connection with the Investigations, and the equipment, materials, and substances generated, used or brought onto the Premises pose no threat to the safety or health of persons or the environment, and cause no damage to the Premises or other property of Seller or other persons;

     (e) furnish to Seller, at no cost or expense to Seller, copies of all surveys, soil test results, engineering, asbestos, environmental and other studies and reports relating to the Investigations which Purchaser shall obtain with respect to the Premises promptly after Purchaser's receipt of same;

     (f) maintain or cause to be maintained through Closing, at Purchaser's expense, a policy of comprehensive general public liability insurance, with a broad form contractual liability endorsement covering Purchaser's indemnification obligations contained in Sections 18(h) and 24(c), and with a combined single limit of not less than $1,000,000 general liability and at least $5,000,000 excess umbrella liability, insuring Purchaser and Seller as additional insureds, against any injuries or damages to persons or property that may result from or are related to (i) Purchaser's and/or Purchaser's Representatives' entry upon the Premises, (ii) any Investigations or other activities conducted thereon, and (iii) any and all other activities undertaken by Purchaser and/or Purchaser's Representatives, and deliver a copy of such certificate of insurance evidencing coverage to Seller prior to the first entry on the Premises;

     (g) not allow the Investigations or any and all other activities undertaken by Purchaser or Purchaser's Representatives to result in any liens, judgments or other encumbrances being filed or recorded against the Premises, and Purchaser shall, at its sole cost and expense, promptly discharge of record any such liens or encumbrances that are so filed or recorded (including, without limitation, liens for services, labor or materials furnished); and

     (h) indemnify Seller and Seller's Affiliates and hold Seller and Seller's Affiliates harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and disbursements), suffered or incurred by Seller or any of Seller's Affiliates and arising out of or in connection with (i) Purchaser's and/or Purchaser's Representatives' entry upon the Premises, (ii) any Investigations or other activities conducted thereon by Purchaser or Purchaser's Representatives, (iii) any liens or encumbrances filed or recorded against the Premises as a consequence of the Investigations or any and all other activities undertaken by Purchaser or Purchaser's Representatives, and/or (iv) any and all other activities undertaken by Purchaser or Purchaser's Representatives with respect to the Premises.

The provisions of this Section 18 shall survive the termination of this Agreement and the Closing.

     19. [Intentionally Deleted]

     20. [Intentionally Deleted]

     21. Assignment

     This Agreement may not be assigned by Purchaser and any assignment or attempted assignment by Purchaser shall constitute a default by Purchaser hereunder and shall be null and void. However, Purchaser may assign this Agreement to (a) an entity of which Purchaser owns 100% of the stock or other beneficial interest, or (b) an entity (a "COPT Entity") which owns 100% of Purchaser's stock, or (c) an entity in which a COPT Entity is a general partner. In no event will any assignment by Purchaser relieve Purchaser from its obligations hereunder, it being expressly understood and agreed that the named Purchaser herein shall remain fully and primarily liable for obligations of Purchaser hereunder. The provisions of this Section 21 shall not preclude Purchaser from designating any affiliated party as grantee under the Deed.

     22. Access to Records

     (a) For a period of two (2) years subsequent to the Closing Date, Seller, Seller's Affiliates and their employees, agents and representatives shall be entitled to access during business hours to all documents, books and records given to Purchaser by Seller at the Closing for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations upon reasonable prior notice to Purchaser, and shall have the right to make copies of such documents, books and records.

     (b) Subject to Seller's fiduciary duties and its obligations under confidentiality provisions of agreements by which it is bound, Seller shall provide Purchaser's representatives, attorneys, accountants, auditors or financial advisors, at Purchaser's sole cost and expense, with reasonable access, during normal business hours and upon reasonable advance written notice, to all financial information relating to the Premises in Seller's possession in respect of the current and immediately preceding fiscal years reasonably deemed necessary by said representatives, attorneys, accountants, auditors or financial advisors for purposes of their preparation of such audited financial statements relating to the Premises as are required to be disclosed pursuant to Rule 3-14 under Regulation S-X under the Securities Act of 1933 or in connection with the financial statement requirements of Form 8-K under the Securities Act of 1934. For purposes hereof, any information described above provided to Purchaser, its auditors, advisors or representatives shall be deemed to be "Property

Information" in respect of which the provisions of Article 24 shall apply.

     23. Notices

     All notices, elections, consents, approvals, demands, objections, requests or other communications which Seller, Purchaser or Escrow Agent may be required or desire to give pursuant to, under or by virtue of this Agreement must be in writing and sent by (a) first class U.S. certified or registered mail, return receipt requested, with postage prepaid, or (b) express mail or courier (for next business day delivery), in each case, to the addresses set forth below, or (c) by telecopier to the telecopy numbers set forth below provided that a hard copy is sent the same day in the manner prescribed in either (a) or (b) above, addressed as follows:

                  If to Seller:

                  South Middlesex Industrial Park
                  Associates, L.P. and
                  SM Monroe Associates, L.P.
                  c/o The Taylor Simpson Group
                  One Rockefeller Plaza
                  New York, New York 10020
                  Attention: Mr. Henry R. Taylor
                  Facsimile number:  (212) 632-6919

                           with a copy to:

                  Gordon Altman Butowsky Weitzen
                  Shalov & Wein
                  114 West 47th Street
                  New York, New York 10036
                  Attention: Stephen E. Estroff, Esq.
                  Facsimile number:  (212) 626-0799

                  If to Purchaser:

                  COPT Acquisitions, Inc.
                  c/o Corporate Office Properties Trust
                  One Logan Square, Suite 1105
                  Philadelphia, Pennsylvania  19103
                  Attention: Clay W. Hamlin, III
                  Facsimile number:  (215) 567-1907

                           with a copy to:

                  Frank N. Tobolsky, Esq.
                  834 Chestnut Street, Suite 206
                  Philadelphia, PA  19107-5127
                  Facsimile number:  (215) 440-0198

                      If to Escrow Agent:

                  Commonwealth Land Title Insurance Company
                  1700 Market Street, 22nd Floor
                  Philadelphia, PA  19103
                  Attention: Gordon Daniels, Esq.
                  Facsimile number:   (215) 241-1641

Notices sent by counsel for either party shall be effective if sent in the manner prescribed above.

     Seller, Purchaser or Escrow Agent may designate another addressee or change its address for notices and other communications hereunder by a notice given to the other parties in the manner provided in this Section 23. A notice or other communication sent in compliance with the provisions of this
Section 23 shall be deemed given and received on (i) the third (3rd) day following the date it is deposited in the U.S. mail, or (ii) the date it is delivered to the other party if sent by express mail or courier or (iii) the date it is telecopied and receipt is confirmed electronically by the sender's telecopy machine (provided a hard copy is also sent the same day as provided above). The inability to deliver because of a changed address of which no notice was given, rejection or any refusal to accept any notice, shall be deemed to be the receipt of the notice, as of the date of such inability to deliver, rejection or refusal to accept.

     24. Property Information and Confidentiality

     (a) Purchaser agrees that, prior to the Closing, all Property Information shall be kept strictly confidential and shall not, without the prior consent of Seller, be disclosed by Purchaser or Purchaser's Representatives, in any manner whatsoever, in whole or in part, and will not be used by Purchaser or Purchaser's Representatives, directly or indirectly, for any purpose other than evaluating the Premises. Moreover, Purchaser agrees that, prior to the Closing, the Property Information will be transmitted only to Purchaser's Representatives who need to know the Property Information for the purpose of evaluating the Premises, and who are informed by the Purchaser of the confidential nature of the Property Information. Prior to the delivery or disclosure of any Property Information to Purchaser's Representatives at any time prior to the Closing, Purchaser agrees to notify Seller as to their identity. The provisions of this Section 24(a) shall in no event apply to Property Information which is a matter of public record and shall not prevent Purchaser from complying with Laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

     (b) Purchaser and Seller, for the benefit of each other, hereby agree that between the date hereof and the Closing Date, they will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of the other party hereto. It is understood that the foregoing shall not preclude either party from discussing the substance or any relevant details of the transactions contemplated in this Agreement, subject to the terms of Section 24(a), with any of its attorneys, accountants, professional consultants or potential lenders, as the case may be, or prevent either party hereto from complying with Laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

     (c) Purchaser shall indemnify and hold Seller and Seller's Affiliates harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and disbursements) suffered or incurred by Seller or any of Seller's Affiliates and arising out of or in connection with a breach by Purchaser or Purchaser's Representatives of the provisions of this
Section 24.

     (d) In the event this Agreement is terminated, Purchaser and Purchaser's Representatives shall promptly deliver to Seller all originals and copies of the Property Information in the possession of Purchaser and Purchaser's Representatives. Notwithstanding anything contained herein to the contrary, in no event shall Purchaser be entitled to receive a return of the Downpayment or the accrued interest thereon, if any, if and when otherwise entitled thereto pursuant to this Agreement until such time as Purchaser and Purchaser's Representatives shall have performed the obligations contained in the preceding sentence.

     (e) As used in this Agreement, the term "Property Information" shall mean (i) all information and documents in any way relating to the Premises, the operation thereof or the sale thereof (including, without limitation, Leases, Contracts, and Licenses) furnished to, or otherwise made available for review by, Purchaser or its directors, officers, employees, affiliates, partners, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, "Purchaser's Representatives"), by Seller or any of Seller's Affiliates, or their agents or representatives, including, without limitation, their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, and (ii) all analyses, compilations, data, studies, reports or other information or documents (including, without limitation,

Leases, Contracts, and Licenses) prepared or obtained by Purchaser or Purchaser's Representatives containing or based, in whole or in part, on the information or documents described in the preceding clause (i), or the Investigations, or otherwise reflecting their review or investigation of the Premises.

     (f) In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser or Purchaser's Representatives in order to enforce the provisions of this Section 24 and the last sentence of Section 4(a)(i).

     (g) The provisions of this Section 24 shall survive the termination of this Agreement and the Closing.

     25. Miscellaneous

     (a) This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Agreement shall be effective, unless the same shall be in writing and signed by or on behalf of the party to be charged.

     (b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and permitted assigns.

     (c)  All prior statements, understandings,
representations and agreements between the parties, oral or written, including, without limitation, those contained in the Confidential Offering Memorandum and/or the Letter of Intent, are superseded by and merged in this Agreement, which alone fully and completely expresses the agreement between them in connection with this transaction and which is entered into after full investigation, neither party relying upon any statement, understanding, representation or agreement made by the other not embodied in this Agreement. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against Seller or the party drafting this Agreement.

     (d) Except as otherwise expressly provided in this Agreement, Purchaser's acceptance of the Deed shall be deemed a discharge of all of the obligations of Seller hereunder and all of Seller's representations, warranties, covenants and agreements herein shall merge in the documents and agreements executed at the Closing and shall not survive the Closing.

     (e) Purchaser agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of Seller, including, without limitation, The Taylor Simpson Group and any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate thereof

(collectively, "Seller's Affiliates"), arising out of or in connection with this Agreement or the transactions contemplated hereby, it being expressly agreed that Purchaser shall look solely to Seller and its assets and to the proceeds of the sale of the Premises, for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 25(e), Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Seller's Affiliates, and hereby unconditionally and irrevocably releases and discharges Seller's Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against Seller's Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Section 25(e) shall survive the termination of this Agreement and the Closing.

     (f) Purchaser agrees that, if wherever this Agreement provides that Purchaser must send or give any notice, make an election or take some other action within a specific time period in order to exercise a right or remedy it may have hereunder, time shall be of the essence with respect to the taking of such action, and Purchaser's failure to take such action within the applicable time period shall be deemed to be an irrevocable waiver by Purchaser of such right or remedy.

     (g) No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.

     (h) Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default.

     (i) This Agreement may be executed in one or more counterparts, each of which so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

     (j) Each of the exhibits and schedules referred to herein and attached hereto is incorporated herein by this reference.

     (k) The caption headings in this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained.

     (l) This Agreement shall be interpreted and enforced in accordance with the laws of the state in which the Premises is located without reference to principles of conflicts of laws.

     (m) If any provision of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement and to this end the provisions of this Agreement are intended to be and shall be severable. Notwithstanding the foregoing sentence, if (i) any provision of this Agreement is finally determined by a court of competent jurisdiction to be unenforceable or invalid in whole or in part, (ii) the opportunity for all appeals of such determination have expired, and (iii) such unenforceability or invalidity alters the substance of this Agreement (taken as a whole) so as to deny either party, in a material way, the realization of the intended benefit of its bargain, such party may terminate this Agreement within thirty
(30) days after the final determination by notice to the other. If such party so elects to terminate this Agreement, then this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided in Sections 4(a)(i), 14, 15, 18, 24 and 25(e), and except that Purchaser shall be entitled to a return of the Downpayment (together with all interest accrued thereon, if any).

     (n) SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

     (o) Seller and Purchaser agree that any time period referenced in this Agreement (whether for performance of an obligation, the giving of notice or otherwise) ending on a Saturday, Sunday or a holiday on which the U.S. Post Office is closed shall be extended until the next business day.

     26. ISRA

     Supplementing the provisions of Sections 10(a) and 10(b), Purchaser's obligation to purchase the Premises and Seller's obligation to sell the Premises under this Agreement shall be subject to the following condition:
Seller shall furnish to Purchaser at or prior to the Closing either (i) a Letter of Non-Applicability from the New Jersey Department of Environmental Protection and Energy ("NJDEPE") stating the Premises are not subject to the Industrial Site Recovery Act and the Spill Compensation and Control Act, which letter Seller shall apply for within ten (10) days after execution and delivery of this Agreement by Seller and Purchaser, or (ii) a negative declaration or No-Further Action Letter stating that there has been no discharge of hazardous substances or wastes on the site or that any such discharge has been cleaned up in accordance with the procedures of the NJDEPE and that no hazardous substances or wastes remain at the Premises. If the forgoing condition shall not be satisfied, Seller and Purchaser shall have as their sole remedy the rights described in Section 10(c). Concurrently with its submission thereof, Seller shall provide Purchaser with a copy of the application described in clause (i) above.

     27. Easements, Rights of Way, Etc.

     (a) Purchaser acknowledges that (i) after the Closing, Seller will remain owner of numerous parcels of land both adjacent to and in the vicinity of the Premises (the "Remaining Parcels") (ii) there may be situated on certain lots comprising the Premises various (A) water supply and/or treatment facilities, (B) storm and sewer facilities, (C) gas, electric and telephone facilities (D) storm water retention facilities, (E) drainage facilities or (f) other facilities (collectively, the "Facilities"), (iii) the Facilities are necessary for the development, use, occupancy and/or enjoyment of the Premises and the Remaining Parcels and are intended to be available for use by the owners and/or occupants of the Premises and the Remaining Parcels, and (iv) Seller, as owner of the Remaining Parcels, may require Purchaser to deliver at the Closing such easements, rights of way or similar rights in respect of the development, use, occupancy and/or enjoyment of the Remaining Parcels which may benefit Remaining Parcels and burden all or part of the Premises.

     (b) At the Closing, Purchaser shall execute and deliver to Seller such drainage, slope, grading, sanitary, storm sewer, utility and other easements and rights of way in recordable form as may be reasonably requested in writing by Seller at least five (5) days prior to expiration of the Due Diligence Period in order for Seller to (i) use the Facilities in connection with the development, use, occupancy and/or enjoyment of the Remaining Parcels, (ii) enter upon the Premises for purposes of gaining access to the Facilities, (iii) to enter upon the Premises in order to gain access to facilities similar to the facilities which may be situated on other land, and
(iv) to tap into the facilities at the boundaries of the Premises. The reasonable cost of preparation of each such easement, right of way or similar instrument shall be borne by Seller.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.


ATTEST:                                  SELLER:

                                         SOUTH MIDDLESEX INDUSTRIAL
                                          PARK ASSOCIATES, L.P.,Seller

                                         By:  MR Realty Associates, L.P.,
                                                  General Partner

                                         By:  Rockmid Realty, Inc.,
                                                  General Partner


                                         By:    /s/ Henry R. Taylor
---------------------------------           -----------------------------
         Secretary                                Henry R. Taylor,
                                                  Vice President

                                         TAX I.D. NO.: 22-2326779


                                         SM MONROE ASSOCIATES, L.P.,
                                           Seller

                                         By:  SM Associates, L.P.,
                                          General Partner

                                         By:  Monroe Realty, Inc.,
                                          General Partner


                                         By:    /s/ Henry R. Taylor
---------------------------------           -----------------------------
         Secretary                                Henry R. Taylor,
                                                  Vice President

                                         TAX I.D. NO.: 22-31124251

ATTEST:                                    PURCHASER:

                                           COPT ACQUISITIONS, INC.,
                                           Purchaser


                                           By:   /s/ Clay W. Hamlin, III
---------------------------------             -----------------------------
         Secretary                                 Clay W. Hamlin, III,
                                                    President

                                           TAX I.D. NO.: 23-2946433


----------------------------------
Solely for the purpose of agreeing
to the provisions of the Escrow
Joinder Agreement, annexed hereto as
Exhibit I.


COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:    /s/ M. Gordon Daniels
----------------------------------
      Name: M. Gordon Daniels
      Title: Vice President


                                    83